EXHIBIT 5.1

                                 October 5, 2006

Board of Directors
DigitalFX International, Inc.
3035 East Patrick Lane, Suite 9
Las Vegas, Nevada 89120

Ladies and Gentlemen:

         I have acted, at your request, as special counsel to DigitalFX International, Inc. ("DigitalFX"), a Florida corporation, for single purpose of rendering an opinion as to the legality of 22,426,380 shares of DigitalFX's common stock, par value $0.001 per share, (collectively, the "Shares") included in a registration statement filed by DigitalFX with the U.S. Securities and Exchange Commission (the "SEC") on Form SB-2, SEC File No. 333-136855 (the "Registration Statement"), 21,210,959 shares of which have been issued (the "Outstanding Shares") and 1,215,421 shares of which will be issued upon exercise of certain common stock purchase warrants described in the Registration Statement (the "Warrant Shares").

         For the purpose of rendering my opinion herein, I have reviewed the Constitution and Statutes of the State of Florida, published decisions of Florida courts to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of DigitalFX and all amendments thereto, the Bylaws of DigitalFX, selected proceedings of the board of directors and of the stockholders of DigitalFX approving the amendments to the Articles of Incorporation, authorizing the issuance of the Outstanding Shares and the Warrant Shares and appointing Florida Atlantic Stock Transfer, Inc. (the "Transfer Agent"), a firm registered in compliance with Section 17A of the Securities Exchange Act of 1934, as amended, as DigitalFX's transfer agent, certificates of officers of DigitalFX and of public officials, records of the Transfer Agent and such other documents of DigitalFX and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

         Based upon the review described above, it is my opinion that the Shares are duly authorized, the Outstanding Shares are validly issued, fully paid and nonassessable and the Warrant Shares, upon issuance pursuant to the exercise of outstanding common stock purchase warrants against full payment of the exercise price therefor in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable, in both cases in accordance with the requirements set forth in the Florida Business Corporation Act.

         I have not examined the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form SB-2, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Florida corporate law; and, I so not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Florida, as specified herein.

         I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "Legal Matters" in the prospectus contained in the Registration Statement.

Very truly yours,


/s/ Jackson L. Morris
-----------------------
Jackson L. Morris